                                                                   Exhibit 10.11


        LICENSE AGREEMENT DATED FEBRUARY 1, 1997 BETWEEN THE COMPANY AND
                             COVE SHOE COMPANY, INC.







                   INFORMATION PLACED IN BRACKETS [ ] HAS BEEN
                    OMITTED IN ACCORDANCE WITH A CONFIDENTIAL
                   TREATMENT REQUEST PURSUANT TO RULE 406 AND
                  HAS BEEN FILED SEPARATELY WITH THE COMMISSION]

                                LICENSE AGREEMENT

This License Agreement (the "Agreement"), entered into this 1st day of February, 1997 (referred to as the "Agreement") is between:

Cove Shoe Company, Inc., a division of H.H. Brown Shoe Company, a corporation doing business at 107 Highland Street, Martinsburg, PA 16662, hereinafter referred to as "Cove", and

Frisby Technologies, Inc., a corporation organized under the laws of the State of North Carolina, with its principal place of business at 417 South Main Street, Freeport, New York 11520, hereinafter referred to as "Frisby".


                                    RECITALS

WHEREAS, Frisby is the exclusive worldwide licensee of certain patented and proprietary thermal management technologies and information relating to microencapsulated phase change materials (hereinafter "MicroPCMs"); and

WHEREAS, Cove wishes to sublicense Frisby's technologies relating to MicroPCMs for Cove's exclusive use in selected segments of the worldwide footwear marketplace; and

NOW, THEREFORE, in consideration of the premises and covenants herein contained, receipt of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:


                             ARTICLE I- DEFINITIONS

1.01 MicroPCMs. "MicroPCMs" means microencapsulated phase change materials.

1.02 Thermasorb. "Thermasorb" means Thermasorb(TM) which is the name of Frisby's thermal additive products based upon its licensed MicroPCM technology. Thermasorb is a trademark of Frisby.

1.03 ComforTemp. "ComforTemp" means ComforTemp(TM) which is the name of Frisby's insulating foam products based upon Frisby's licensed MicroPCM technology. ComforTemp is a trademark of Frisby.

1.04 Technology. "Technology" means all of Frisby's interest in any inventions, developments, proprietary information, patents, trademarks, trade names, trade secrets, know-how and improvements, whether present or future, relating to MicroPCMs, Thermasorb, and ComforTemp and their incorporation into commercial, industrial and military products.

1.05 End-Use Product. "End-Use Product" means boots or other footwear containing the Technology or service performed incorporating the Technology into a product that is presently, or may one day be, a salable product or service of Cove. End-Use Products are specifically limited to the following styles of boots:
Military, Military Style, Miner, Firefighter, Electrical Utility Lineman, and Outdoor, all of which will be made with Goodyear welt construction.

1.06 Royalties. "Royalty" or "Royalties" means [This information has been omitted in accordance with a Confidential Treatment Request and has been filed separately with the Commission.] The Royalty percentage will be based on the schedule detailed in the section 4.03 of this Agreement titled "Royalty Payments".

1.07 Sublicensee Payments. "Sublicensee Payments" means all monies or other consideration received by Cove from any sublicensees for use of the Technology.

1.08 Patent. "Patent" means all patents and applications for patents, including, but not limited to, those that are identified in Exhibit "B" and foreign counterparts thereof, as well as all continuations, continuations-in-part, divisions and renewals thereof, all patents which may be granted thereon, and all reissues, reexaminations, extensions, patents of additions and patents of importation thereof, and any common law rights associated therewith.

1.09 Proprietary Information. "Proprietary Information" means all of the following information and materials, whether or not patentable or protected by a copyright, to which Cove receives, or has received, access or which Cove develops or has developed, all or in part, as a result, whether direct or indirect, of the Agreement set forth herein: (i) production processes, marketing techniques, purchasing or supply information, price lists, financial information, customer names and requirements, customer data and other information relating to the MicroPCMs, Thermasorb, ComforTemp and/or any derivation thereof; (ii) discoveries, context and ideas, and the embodiment thereof, including without limitation the nature and results of research and development activities, processes, formulations, techniques and "know how";
(iii) any other materials or information related to the MicroPCMs, Thermasorb, ComforTemp and/or any derivation thereof; and (iv) all inventions and ideas which are derived from, or relate to, Cove's access to or knowledge of any of the above-enumerated materials and information.

1.10 Net Sales Revenues. "Net Sales Revenues" means the revenues generated by Cove from the sale of End-Use Products whether during the term of this Agreement or thereafter, less the following amounts: discounts and reasonable rebates actually allowed or granted, returns of End-Use Products which are reasonable in light of total revenues generated from sale of End-Use Products and which are actually made, all applicable taxes related to the sale and/or use of the End-Use Product, and initial transportation charges of the Cove product(s) to customers.

1.11 Effective Date. This Agreement is effective when duly signed by the Parties and Frisby receives the cash portion of the License Fee as detailed in Section
4.02 of this agreement titled "License Fee".

                          ARTICLE II - GRANT OF LICENSE

2.01 Exclusive License. Frisby grants to Cove a worldwide license to utilize the Technology in order to design, develop, manufacture, and/or assemble the End-Use Products. This license includes the right to use Frisby's ComforTemp and Thermasorb Trademarks in the promotion, advertising, and marketing of the End-Use Products. This License is exclusive with respect to utilizing the Technology in the End-Use Products, but does not preclude or limit Frisby from licensing the Technology to others for products and services other than under the End-Use Products. Any sublicensing by Cove may only be for End-Use Products consistent with the terms and conditions of this Agreement and shall require that any sublicensee use Frisby as the sole source of supply for ComforTemp and Thermasorb. Cove will not disclose the Technology to any sublicensee or subcontractor unless that party has agreed in writing to hold all information in confidence and to use the Technology solely for the purpose of designing, developing, manufacturing, assembling or selling the End-Use Product or components thereof for Cove.

2.02 Term of Agreement. As to End-Use Products styled for Military, Military Style, Miner, Firefighter, and Electrical Utility Lineman, the license granted herein is for a term of three (3) years from the Effective Date. As to End-Use Products in the Outdoor style, this license shall be for one (1) year from the Effective Date. Cove has the right to extend the license as to Outdoor style End-Use Products for an additional one (1) year; provided, by October 1, 1997, Cove has accepted orders for at least 10,000 pairs of the Outdoor style End-Use Product. For purposes of calculating the 10,000 pairs, Cove may include any Outdoor style orders accepted by its sublicensees. Cove may exercise this right to extend the license as to Outdoor Style End-Use Products by delivering to Frisby a written notice extending that license accompanied by proof that it or its sublicensees have accepted orders for at least 10,000 pairs of End-Use Products in the Outdoor Style. However, Frisby reserves the right to request and approve reasonable and verifiable documentation of the 10,000 accepted orders. If the written notice is not delivered by


October 1, 1997, the license and the right to extend the license as to Outdoor Style End-Use Products expires.

2.03 Relationship of Parties. Each party is an independent contractor and under no circumstances shall any party be deemed to be a legal representative, express or implied agent, or employee of another party. No act of any party, and no assistance given from one party to the other, shall be construed to alter this independent contractor relationship.


               ARTICLE III- PROVISION OF COMFORTEMP AND THERMASORB

3.01 Provision of Thermasorb and ComforTemp. The sole source of supply for all Thermasorb and ComforTemp required by Cove (or any of its subcontractors, sublicensees, or affiliates) to support product development and production shall be Frisby, unless Frisby provides an express written waiver of that right. Any waiver of that right will be only as to a particular order and not of Frisby's right to be the sole source of supply under this Agreement. Frisby shall arrange for an adequate and available supply of Thermasorb and ComforTemp to Cove, to be delivered FOB at the site of manufacture of the Thermasorb or ComforTemp. Frisby agrees to supply all such products to Cove at terms no less favorable than the most favorable terms offered to comparable commercial customers during the term of this Agreement.

3.02 Annual Purchase Minimums. Upon signing this Agreement, Cove shall provide Frisby with a blanket purchase order regarding each type of ComforTemp required for its production and development needs over the next two (2) years. The blanket purchase order shall be made according to the pricing list which is attached and incorporated into this Agreement as Exhibit "A" and Frisby agrees to honor the pricing as to the blanket purchase order for two (2) years from the Effective Date. Specific orders released to Cove during that two year period will be applied against the blanket purchase order. If Cove does not purchase the full amount of each variety of ComforTemp as specified in the blanket purchase order, Cove will be invoiced at the end of the two year period for the price difference between the volumes released in each variety of ComforTemp and the volumes stated for each such variety in the blanket purchase order. Not later than December 1st , 1998, Cove and Frisby shall establish a blanket purchase order for Cove's needs during the final calendar year (1999) of this Agreement's term.

3.03 Delivery of Product. When Frisby releases specific shipments to be applied against the blanket purchase order, the shipments shall be released not less than ninety (90) days preceding the date Cove needs the shipment on-dock as expressly communicated to Frisby at time of establishing the blanket purchase order. Cove agrees to maintain an adequate on-hand inventory of ComforTemp to support all its orders due within ninety (90) days.

                              ARTICLE IV - PAYMENTS

4.01 Payments to Frisby. All amounts owed by Cove to Frisby for supply of Thermasorb and ComforTemp or any products or services related thereto provided by Frisby to Cove shall be paid within thirty days after billing by Frisby.

4.02 License Fees. In addition to Royalties, Cove agrees to pay Frisby a License Fee ("License Fee") of [This information has been omitted in accordance with a Confidential Treatment Request and has been filed separately with the Commission.] due in full upon signing of this Agreement by Cove. As additional License Fee, Cove agrees to perform each of the following:

         (a) design and produce at least one type of End-Use Product in the Outdoor style (by way of example, insulated hunting boot which incorporates the Technology) for inclusion in Cove's 1997 "In the Wild" line of boots;
         (b) design and produce at least one other type of End-Use Product from the other types of End-Use Products (i.e. military, military style, miner, firefighter, or electric utility lineman) and make that End-Use Product available for sale by August 31, 1997;
         (c) aggressively promote the sale of both of the End-Use Products described in subsections (a) and (b) above by, at a minimum, displaying the End-Use Products at all applicable trade shows where the products of Cove or H.H. Brown Shoe Company, Inc. will be displayed;
         (d) preparing viewgraph presentations, such as Powerpoint, for sales meetings with prospective customers; and
         (e) prominently featuring ComforTemp(TM) and the ComforTemp(TM) logo in all brochures, advertising, and promotional literature that includes the End-Use Products.

4.03 Royalty Payments. In addition to the License Fee, Cove agrees to pay Frisby royalties ("Royalties") on [This information has been omitted in accordance with a Confidential Treatment Request and has been filed separately with the Commission.] in accordance with the schedule set forth below. The Royalties will be paid whether such sales occur during the term of this Agreement or thereafter. The Royalties due shall be paid to Frisby within thirty (30) days following the end of each calendar quarter.

[This information has been omitted in accordance with a Confidential Treatment Request and has been filed separately with the Commission.

4.04 Sublicensee Payments. In addition to License Fees and Royalties, Cove agrees to pay Frisby [This information has been omitted in accordance with a Confidential Treatment Request and has been filed separately with the Commission.] of any and all Sublicensee Payments paid to Cove. Such payments shall be due and payable to Frisby within thirty days following the end of each calendar quarter in which payments were received by Cove.

4.05 Records Inspection. Cove shall maintain adequate books and records in connection with activity under this Agreement. Frisby may audit the relevant books and records of Cove to ensure compliance with the terms of this Agreement upon reasonable notice to Cove. Any such audit shall be conducted during regular business hours at Cove's offices and shall not interfere unreasonably with Cove's business activities.



                        ARTICLE V - INTELLECTUAL PROPERTY

5.01 Frisby's Intellectual Property. Cove acknowledges that the Technology and the chemical formulation of Thermasorb is proprietary and confidential and constitutes a valuable commercial asset of Frisby. Cove, and any of its related parties, consultants, subcontractors, sublicensees, or affiliates, shall not incorporate the Technology in any applications other than those End-Use Products as specifically licensed to Cove herein. Proprietary information disclosed by either party hereunder shall be subject to the terms of the Reciprocal Secrecy Agreement between the parties which is attached to this Agreement, and made a part of it, as Exhibit "C".

5.02 Reports of Technical Results. Cove agrees that all information and evaluation results generated by Cove, its consultants, subcontractors, affiliates, or sublicensees, or otherwise obtained during the term of this Agreement, which are related to the Technology, shall be the exclusive property of Frisby, with rights to same licensed to Cove for the term of this Agreement.

5.03 Reporting Obligations. If Cove or its employees, contractors, affiliates, agents, or sublicensees makes a discovery or invention during the term of this Agreement which relates to the Technology, Cove shall promptly make such discovery known to Frisby in writing. If the parties jointly develop, or Cove independently develops, patentable intellectual property related to the Technology, then that technology will be deemed Technology under this Agreement and licensed to Cove accordingly.

5.04 Trademarks. ComforTemp(TM) and Thermasorb(TM) are Frisby's Trademarks regarding the Technology licensed in this Agreement. Except for the licensed right to use Frisby's Trademarks as set forth herein, during the term of this Agreement and any time after, Cove shall not obtain any right, title or interest to Frisby's Trademarks. All licensed products sold by Cove under the terms of this Agreement shall appropriately reference one or more of Frisby's Trademarks for ComforTemp or Thermasorb, as designated by Frisby. Further, Cove shall not obtain any Trademarks or use any Tradenames that are similar thereto at any time.

                   ARTICLE VI - REPRESENTATIONS AND WARRANTIES

6.01 Representation. Frisby hereby represents and warrants that it has the right to license the Technology to Cove, that it has not or will not enter into an agreement which would conflict with the exclusive nature of this agreement, and that it will pay any renewal fees necessary for the maintenance of the Patents. Frisby also certifies that, to the best of its knowledge, Cove's use of the Technology does not violate or infringe on the intellectual property rights of any third party.


                ARTICLE VII - TECHNICAL AND MARKETING ASSISTANCE

7.01 Support. Each party agrees to use its best efforts in support of the development and introduction of new products which incorporate the Technology, as well as the promotion and sales of the End-Use Products. As to Cove, this will mean the active development and introduction of new products incorporating the Technology, as well as the marketing and promotion of the End-Use Products. For Frisby, this will mean the promotion of the End-Use Products as part of its promotions for ComforTemp and Thermasorb. Frisby further agrees that within three (3) years of the Effective Date, Frisby will subcontract with Cove (or arrange for a third party subcontract with Cove) for research and development efforts and the funds to support Cove's research and development efforts will be in an amount at least equal to the cash portion of the License Fee. Frisby further agrees, subject to its sole discretion, to support Cove at a reasonable number of sales presentations and trade shows by providing Frisby personnel to answer technical questions concerning the Technology posed by potential customers.


                     ARTICLE VIII- MISCELLANEOUS PROVISIONS

8.01 Effect of Waiver. No waiver whether express or implied, of any breach of any term, condition, or obligation of this Agreement shall be construed as a waiver of any subsequent breach of that term, condition, or obligation, or any other term, condition, or obligation of this Agreement of the same or different nature.

8.02 Notices. Any notice provided for in this Agreement must be in writing. If the notice is given by certified mail, the notice will be deemed to have been given when such certified letter, properly addressed, is mailed. If such notice is given by any other means, it will be deemed to have been given at the time of receipt by the addressee. If such notice is to be given to Cove, copies shall be addressed to Mr. Charles Covatch, V.P., c/o Cove Shoe Company, Inc., 107 Highland Street, Martinsburg, PA 16662. If given to Frisby, copies shall be addressed to Mr. Greg Frisby, Chief Executive Officer, Frisby Technologies, Inc., 417 S. Main Street, Freeport, NY 11520. Either party hereto may at any time, by thirty (30) days written notice to the other, designate any other address in place of those provided in this paragraph.

8.03 Severability. It is understood and agreed by the parties to this Agreement that if any part, term or provision of this Agreement is held to be illegal by United States courts or in conflict with applicable law, the validity of the remaining portions of provision shall not be affected, and the rights and obligations of the parties hereto shall be construed and enforced consistent with the intent of this Agreement.

8.04 Interpretation Presumption. This Agreement has been negotiated by the parties hereto and by the respective attorneys for each party. The parties represent and warrant to one another that each has, by counsel or otherwise, actively participated in the finalization of this Agreement, and in the event of a dispute concerning the interpretation of this Agreement, each party hereby waives the doctrine that an ambiguity should be interpreted against the party which has drafted the document.

8.05 Remedies and Defaults. Each party acknowledges and agrees that the remedies provided in this Agreement shall be in addition to, and not in lieu of, any other remedies provided at law or in equity, including, but not limited to, such injunctive or other equitable relief as may be deemed appropriate by a court of competent jurisdiction. If a party defaults in the performance of its obligations under this Agreement, including but not limited to payment of any monies hereunder for License Fees, Royalties, or materials supplied and that party fails to cure such default within thirty (30) days after receipt of written notice of such default, the non-defaulting party shall have the right to immediately terminate this Agreement and the license provided herein. Notwithstanding termination of this Agreement, the obligation to pay Royalties shall not terminate for so long as End-Use Products are sold which contain the Technology.

8.06 Successors and Assigns. This Agreement shall inure to the benefit of the successors, heirs, representatives, or assigns of the parties. However, Cove shall not assign their obligations or interests under this Agreement without prior written approval from Frisby.

8.07 Choice of Law and Dispute Resolution. This Agreement is to be governed by and interpreted in accordance with the laws of the State of New York. All disputes and differences of any kind arising under this Agreement which can not be settled amicably by the parties shall be submitted to arbitration in New York City. The arbitration shall be finally settled in accordance with the rules of Arbitration of the American Arbitration Association by one or more arbitrators appointed in accordance with the above mentioned rules. The decision of the arbitration tribunal shall be final and binding upon the parties and may be enforced in any court of competent jurisdiction, and no party shall seek redress against the other in any court or tribunal except solely for the purpose of obtaining execution of the arbitration award or of obtaining a judgment consistent with the award. The parties shall bear their own costs and expenses related to any arbitration or legal proceeding and shall share equally in the costs, expenses and fees paid to or reimbursed on behalf of the arbitrator(s).

8.08 Complete Agreement. This document, including its Exhibits, comprises the entire agreement with respect to the subject matter hereof and supersedes all negotiations, representations and warranties, commitments, offers, contracts and writings prior to the date of this Agreement. Otherwise, the Parties to this Agreement are not to be bound by any representations or warranties other than those set forth herein or in a written amendment hereinafter entered into by the parties and duly executed by each party.

8.09 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

8.10 Warranty of Authority. The individuals actually executing this Agreement personally represent and warrant that they have the necessary power and authority to execute this Agreement on behalf of the party they represent, and that their signatures are sufficient to make this Agreement the binding and enforceable obligation of such party.

IN WITNESS WHEREOF, THE PARTIES HERETO HAVE CAUSED THIS AGREEMENT TO BE DULY EXECUTED.

COVE SHOE COMPANY,  INC.                        FRISBY TECHNOLOGIES, INC.
a division of H.H. Brown Shoe Co., Inc.

By: /s/ Charles E. Covatch                   By: /s/ Gregory S. Frosby
   --------------------------                    -----------------------------
Its: Vice President                         Its: Chief Executive Officer

Exhibits to be attached:
"A" - [This information has been omitted in accordance with a Confidential Treatment Request and has been filed separately with the Commission.]
"B" - List of Patents
"C" - Reciprocal Secrecy Agreement

                                                                       Exhibit A

         COMFORTEMP FOAM [This information has been omitted in accordance with a Confidential Treatment Request and has been filed separately with the Commission.

                                  APPENDIX B -
                         Licensed Intellectual Property

United States Patents

No. 5,499,460         Moldable Foam Insole with Reversible Enhanced
                      Thermal Storage

Pat. Pend.            Thermally Enhanced Foam Insulation

No. 5,290,904         Thermally Enhanced Heat Shields (Shared with
                      Gateway Technologies, Inc., Boulder, CO)

Pat. Pend.            Thermal Insulating Coatings Using MicroPCMs

No. 4,807,696         Thermal Energy Storage Apparatus Using Encapsulated
                      Phase Change Materials

No. 4,911,232         Heat Transfer Using MicroPCM Slurries

No. 5,224,356         Thermal Energy Absorbing and Conducting Potting
                      Materials

No. 5,415,222         Microclimate Cooling Garments

No. 5,366,801         Fabric With Reversible Enhanced Thermal Properties
                      (Shared with Gateway Technologies, Inc., Boulder, CO)

                                                                       Exhibit C
                          RECIPROCAL SECRECY AGREEMENT

This Agreement is made by and between Cove Shoe Company, Inc., having an address of 107 Highland Street, Martinsburg, PA 16662, (hereinafter "Cove") and Frisby Technologies having an office at 417 So. Main Street, Freeport, New York 11520 (hereinafter "Frisby").

Each and all of the above-mentioned companies shall also be hereinafter referred to as "the party" or "the parties" respectively.

WHEREAS, the parties propose to hold discussions and exchange information that each respectively considers proprietary to itself to assist considerations of mutual business interest to in relation to the development and application of Microencapsulated Bulk Phase Change Materials into cold weather footwear for various commercial and military applications, the "INFORMATION".

NOW, THEREFORE, the parties agree as follows:

1. Each party agrees that for a period ending December 31, 2000, they will not disclose INFORMATION as shall be disclosed by the other party in documentary form or, if disclosed orally, as shall be confirmed in writing within thirty (30) days thereafter, to any third party or use the same for any purpose other than that contemplated herein, without the disclosing party's prior written consent. Each party further agrees to limit access to such INFORMATION within its company to those of its employees, and representatives who may reasonably require the same in order to enable it to fulfill the purpose stated above for which it is receiving the INFORMATION. Each such employee or representative shall have entered into an agreement with the receiving party pursuant to which she/he has agreed to retain in confidence all INFORMATION which may come into her/his possession as a result of employment activities;

2. The obligation of paragraph 1 shall not apply to such portions of the INFORMATION disclosed hereunder that (i) are known to the receiving party prior to the time of disclosure, as demonstrated by appropriate documentary evidence antedating disclosure to the receiving party by the disclosing party, or (ii) shall have been or become in the public domain through no act or failure to act on the part of the receiving party or its employees or (iii) shall be lawfully furnished to the receiving party by a third party having a bona fide right to disclose same without restriction to the benefit of the disclosing party to this Agreement of (iv) shall be independently developed by the receiving party subsequent to receipt from the disclosing party and substantiated by reasonable documentation.

3. Each party agrees that it will not, without the written permission of the other party, use the INFORMATION which it is obligated hereunder to maintain in confidence for any reason other than to enable the receiving party to determine the technical and economic feasibility of its business interests based on the INFORMATION; and that in no event will the receiving party itself commercially practice or cause to be practiced by a third party the technology represented by the INFORMATION which it is obligated hereunder to hold confidential without the expressed written permission of the disclosing party.

4. It is understood that no right or license is granted to the receiving party by the disclosing party in connection with the INFORMATION disclosed hereunder.

5. Nothing herein shall obligate either party to disclose to the other party particular information and the receiving party shall have the right to refuse or accept any particular proprietary information which is offered.

6. Any documents, drawings, materials, samples or specifications supplied by either party, and all copies thereof, shall be returned upon request or within 30 days after expiration or termination of this Agreement.

7. Samples and materials supplied by either Party or prepared at either Party's direction hereunder shall be deemed to contain confidential information of the supplying party.

8. Cove acknowledges that the chemical formulation of the shell of the Microencapsulated Phase Change Materials is proprietary and confidential and constitutes a valuable commercial asset of Frisby. Neither Cove, nor any of its subcontractors, affiliates or customers shall do any evaluation which would cause Cove to become knowledgeable of the chemical composition of the capsule shell material or evaluate the use of the Microencapsulated Phase Change Materials in any other application than those known to Frisby.

9. Neither Cove nor any of its customers, subcontractors or affiliates shall place any Microencapsulated Phase Change Material technology into production unless a mutually acceptable License Agreement or other arrangement has been executed between Cove and Frisby.

10. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers or representatives as of this day and year given below.


Cove SHOE COMPANY                           FRISBY TECHNOLOGIES, INC.


By:    \s\ Tom Neal                         By:    \s\ Greg Frisby
       ---------------------------                 -----------------------------
Name:  Tom Neal                             Name:  Greg Frisby
       ---------------------------                 -----------------------------
Title: President                            Title: Chief Executive Officer
       ---------------------------                 -----------------------------
Date:  3/13/95                              Date:  21 February 1995
       ---------------------------                 -----------------------------